November 6, 2020 Signing

ASSET PURCHASE AGREEMENT

among

TLSS Acquisition, Inc.

and

Cougar Express, Inc.

dated as of

November 6, 2020

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "**Agreement**"), dated as of November 6, 2020, is entered into between Transportation and Logistics Systems, Inc., a Nevada corporation on behalf of its wholly-owned subsidiary to be organized in Delaware and known as TLSS Acquisition, Inc., a Delaware corporation, or its designated assignee ("**Buyer**") and Cougar Express, Inc., a New York corporation ("**Seller**").

RECITALS

WHEREAS, Seller is engaged in the business of providing transportation and logistics services (the "**Business**"); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets and specified liabilities (with all other liabilities retained by the Seller) of the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

"**Affiliate**" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"**Agreement**" has the meaning set forth in the preamble.

"**Allocation Schedule**" has the meaning set forth in Section 2.06.

"**Assigned Contracts**" has the meaning set forth in Section 2.01(b).

"**Assignment and Assumption Agreement**" has the meaning set forth in Section 3.02(a)(ii).

"**Assumed Liabilities**" has the meaning set forth in Section 2.03.

"**Bill of Sale**" has the meaning set forth in Section 3.02(a)(i).

"**Books and Records**" means originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records,

machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that relate to the Business or the Purchased Assets.

"**Business**" has the meaning set forth in the recitals.

"**Business Day"** means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

"**Buyer**" has the meaning set forth in the preamble.

"**Buyer Closing Certificate**" has the meaning set forth in Section 7.03(d).

"**Closing**" has the meaning set forth in Section 3.01.

"**Closing Date**" has the meaning set forth in Section 3.01.

"**Code**" means the Internal Revenue Code of 1986, as amended.

"**Contracts**" means all legally binding written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.

"**Disclosure Schedules**" means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

"**Dollars or $**" means the lawful currency of the United States.

"**Employees**" means those Persons employed by Seller who worked for the Business immediately prior to the Closing.

"**Excluded Assets"** has the meaning set forth in Section 2.02.

"**Excluded Liabilities**" has the meaning set forth in Section 2.04.

"**GAAP**" means United States generally accepted accounting principles in effect from time to time.

"**Governmental Authority**" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"**Governmental Order**" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"**Intellectual Property**" means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names (including the name "Cougar Express" and any other brand or fictitious name under which the Seller has operated the Business), and similar indicia of source of origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; (f) software, designs, licenses, technical information, telephone numbers; and (g) other intellectual property and related proprietary rights.

"**Intellectual Property Agreements**" means all licenses, sublicenses and other agreements by or through which other Persons grant Seller or Seller grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in the Business.

"**Intellectual Property Assets**" means all Intellectual Property that is owned by Seller and used in connection with the Business, including the Intellectual Property Registrations set forth on Section 2.01(b) of the Disclosure Schedules.

"**Intellectual Property Registrations**" means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

"**Law**" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"**Leased Real Property**" means any real property leased by Seller used in connection with the Business.

"**Leases**" means lease for Leased Real Property.

"**Material Adverse Effect**" means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the

written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Parent, the Seller and the Business; (ix) any natural or man-made disaster or acts of God; (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded)); or (xi) pandemic, epidemic and/or COVID 19.

.

"**Non-Competition Agreement**" means the agreement under which the Seller, the stockholders of the Seller and affiliates of each of the Seller and affiliates of each of the stockholders of the Seller agree to not compete with the Business as operated by the Buyer for a period of five years after the Closing Date.

"**Owned Real Property**" means real property owned by Seller.

"**Permits**" means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

"**Person**" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"**PPP Loan**" means the paycheck protection program loan secured by the Seller from the Small Business Administration.

"**Purchase Price**" has the meaning set forth in Section 2.05.

"**Purchased Assets**" has the meaning set forth in Section 2.01.

"**Real Property**" means, collectively, the Owned Real Property and the Leased Real Property.

"**Representative**" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"**Required Stockholder Vote**" means the affirmative vote of the holders of a majority of the shares of capital stock of Seller entitled to vote on the matters contemplated by this Agreement.

"**Seller**" has the meaning set forth in the preamble.

"**Seller Closing Certificate**" has the meaning set forth in Section 7.02(d).

"**Tangible Personal Property**" has the meaning set forth in Section 2.01(c).

"**Taxes**" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"**Tax Return**" means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"**Transaction Documents**" means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Non-Competition Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

ARTICLE II
PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in, to and under the following assets, properties and rights of Seller (collectively, the "**Purchased Assets**"):

(a) all inventory, finished goods, technology, software and hardware, branding, names, trademarks, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business set forth on Section 2.01(a) of the Disclosure Schedules;

(b) all Contracts set forth on Section 2.01(b) of the Disclosure Schedules, the Leases set forth on Section 2.01(b) of the Disclosure Schedules and the Intellectual Property Agreements, Intellectual Property Assets and Intellectual Property Registrations set forth on Section 2.01(b) of the Disclosure Schedules (collectively, the "**Assigned Contracts**");

(c) all furniture, fixtures, equipment, supplies and other tangible personal property of the Business listed on Section 2.01(c) of the Disclosure Schedules (the "**Tangible Personal Property**");

(d) all Permits listed on Section 2.01(d) of the Disclosure Schedules, but only to the extent such Permits may be transferred under applicable Law;

(e) all Accounts Receivable (as estimated on Schedule 2.05(c));

(f) the books of account or other records having to do with any workers' compensation claims; and

(g) all goodwill associated with any of the assets described in the foregoing clauses.

Section 2.02 Excluded Assets. Other than the Purchased Assets subject to Section 2.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and neither Seller nor Parent is selling or assigning, any other assets or properties of Seller or Parent, and all such other assets and properties shall be excluded from the Purchased Assets (the "**Excluded Assets**"). Excluded Assets include the following assets and properties of Seller and Parent:

(a) all cash and cash equivalents, bank accounts and securities of Parent or Seller;

(b) all Contracts that are not Assigned Contracts;

(c) all Intellectual Property other than the Intellectual Property Agreements set forth on Section 2.01(b) of the Disclosure Schedules;

(d) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller or Parent, all employee-related or employee benefit-related files or records;

(e) all insurance policies of Seller and Parent and all rights to applicable claims and proceeds thereunder;

(f) all Benefit Plans and trusts or other assets attributable thereto;

(g) all Tax assets (including duty and Tax refunds and prepayments) of Seller, Parent or any of their respective Affiliates;

(h) all rights to any action, suit or claim of any nature available to or being pursued by Seller or Parent, whether arising by way of counterclaim or otherwise;

(i) all assets, properties and rights used by Seller or Parent in their respective businesses other than the Business; and

(j) the rights which accrue or will accrue to Seller and Parent under the Transaction Documents.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge all (i) accounts payable of the Seller as estimated in Schedule 2.05(c) and (ii) liabilities or obligations of Seller arising under or relating to the Assigned Contracts as set forth on Section 2.03 of the Disclosure Schedules (collectively, the "**Assumed Liabilities**").

Section 2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any liabilities of Seller or any of its Affiliates of any

kind or nature whatsoever, including, but not limited to, the employment, or termination of employment, of any Employee prior to the Closing, the PPP loan and any liabilities other than the Assumed Liabilities (the "**Excluded Liabilities**").

Section 2.05 Purchase Price. The aggregate purchase price for the Purchased Assets shall be:

(a) Two Million, Three Hundred Fifty Thousand Dollars ($2,350,000.00); *minus*

(b) the assumption and payment of any vehicle and equipment debt and any other debt assumed by the Buyer as agreed upon (the total amount of such debt is the "Assumed Debt"); *plus*

(c) Cash equal to fifty percent (50.0%) of the difference between Accounts Receivable delivered to the Buyer and Accounts Payable assumed by the Buyer

(the "**Purchase Price**").

The Accounts Receivable delivered and the Accounts Payable assumed shall be as set forth on Schedule 2.05(c), which such final schedule shall be delivered at Closing. Buyer agrees to take all commercially reasonable steps to collect the Accounts Receivable within 120 days after Closing.

Within 90 days after the Closing the Buyer shall deliver a report with the actual Accounts Receivable that existed at closing and the actual amounts collected together with the actual Accounts Payable that existed at closing and the actual amounts paid. During the period following the closing to the extent any account receivable is disputed by a customer or account payable is disputed by a creditor or vendor the Buyer shall notify the Seller and the dispute shall be resolved with full participation by the Seller. The extent to which the actual amount of the Accounts Receivable exceeds Accounts Payable, less the 50% delivered at closing, shall be delivered to the Seller within 120 days after the Closing. If there is any dispute regarding the amount of the Accounts Receivable, the Accounts Payable or the amount paid by the Buyer to the Seller the Buyer and Seller shall arbitrate the dispute pursuant to the rules of the American Arbitration Association in New York, New York.

By way of example only, applying September 30,2020 balance sheet of the Seller:

Accounts Receivable	$278,383.62	
Accounts Payable	$ 58,290.66	
Net Working Capital	$220,092.96	(50% = $110,046.48)

If all A/R is collected and all A/P is paid then at 120 days the Buyer shall deliver $110,046.48 to the Seller.

Section 2.06 Allocation of Purchase Price. As of the Closing Date, Seller shall deliver a schedule allocating the Purchase Price (including any Assumed Liabilities treated as

consideration for the Purchased Assets for Tax purposes) (the "**Allocation Schedule**"). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Buyer notifies Seller in writing that Buyer objects to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to Buyer. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after the delivery of the Allocation Schedule to Buyer, such dispute shall be resolved by Salberg & Co. or, if Salberg is unable to serve, another impartial nationally recognized firm of independent certified public accountants mutually appointed by Buyer and Seller. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule.

Section 2.07 Non-assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.07, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; *provided, however*, that, subject to the satisfaction or waiver of the conditions contained in ARTICLE VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Assigned Contracts or Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for the Assumed Liabilities and obligations and Seller shall be responsible for the Excluded Liabilities from and after the Closing Date; *provided, however*, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration.

(b) To the extent that any Purchased Asset and/or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.07, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such

Purchased Asset and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Seller pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date. To the extent permitted under applicable Law, Seller shall, at Buyer's expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.07. Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets. Notwithstanding anything herein to the contrary, the provisions of this Section 2.07 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law, which consent or approval shall be governed by Section 6.05.

ARTICLE III
CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "**Closing**") shall take place at the offices of Markotsis & Lieberman, P.C., located at 115B Hicksville, New York, New York 11801 at 10:00 A.M Eastern Standard Time, on the later of the (i) January 5, 2021 or (ii) second Business Day after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), but, in any event, not later than January 15, 2021, or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the "**Closing Date**".

Section 3.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in the form of <u>Exhibit B</u> hereto (the "**Bill of Sale**") and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in the form of <u>Exhibit C</u> hereto (the "**Assignment and Assumption Agreement**") and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) the Seller Closing Certificate; and

(iv) the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(e) and Section 7.02(f).

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Assignment and Assumption Agreement duly executed by Buyer;

(ii) the Buyer Closing Certificate; and

(iii) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(e) and Section 7.03(f).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 4.02 Authority of Seller. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03 No Conflicts. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or

breach of any provision of the certificate of incorporation or by-laws of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; or (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract; except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect.

Section 4.04 Governmental Consents; Transferability of Licenses, Etc. The Seller has and maintains, in full force and effect, all licenses, permits, registrations, consents, approvals and other authorizations (the "Permits") from all governmental authorities as are required under applicable laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands (including, without limitation, any labor, Environmental Laws, occupational health, zoning or other law, regulation or ordinance) or otherwise necessary or desirable for the conduct of the Business as presently conducted or proposed to be conducted or in connection with the ownership or use of the Purchased Assets, and the Seller is and has been in compliance with all of the Permits. Schedule 4.04(a) hereto sets forth a complete list of the Permits. Except as expressly designated on Schedule 4.04(b) hereto, all of the Permits are transferable to the Buyer, and true and complete copies of such Permits have previously been delivered to the Buyer.

Section 4.05 Financial Statements. The Seller has delivered the following financial statements (the "Financial Statements") to the Buyer, and they are attached as Schedule 4.05 hereto: (a) the unaudited balance sheets of the Seller as of December 31, 2018 and December 31, 2019 (the latter being referred to herein as the "Year-End Balance Sheet") and the related statements of income, retained earnings of the Seller for the fiscal years then ended, and (b) the unaudited balance sheet of the Seller as of August 31, 2020 (the "Interim Balance Sheet") and the related statements of income of the Seller for the eight-month period then ended (together with the Interim Balance Sheet, the "Interim Financial Statements"). Upon information and belief, each of the Financial Statements is true and correct has been prepared in normal course of business and accurately reflect the results of operating the Business accordance with GAAP consistently applied; each of such balance sheets fairly presents the financial condition of the Seller as of its respective date; and such statements of income fairly and accurately present the results of operations for the periods covered thereby.

Section 4.06 Absence of Certain Changes. Except as set forth on Schedule 4.06 hereto, since December 31, 2019, the Seller has carried on its business only in the ordinary course consistent with past practice, and there has not been (a) any change in the assets, liabilities, sales, income or business of the Seller or in its relationships with suppliers, customers or lessors, other than changes which were both in the ordinary course of business and have not had, either in any case or in the aggregate, a Material Adverse Effect; (b) any acquisition or disposition by the Seller of any tangible or intangible asset or property other than in the ordinary course of business; (c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, either in any case or in the aggregate, the property or business of the Seller; (d) any (i) profit distributions to any of the Seller's stockholders, or (ii) declaration, setting aside or payment of any dividend or any other distribution in respect of the Seller's

capital stock; (e) any increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing, or other plan) other than customary increases on a periodic basis or required by agreement (of which the Buyer has been supplied complete and correct copies of), in each case, in the ordinary course of business and in accordance with past practice; (f) any forgiveness or cancellation of any debt or claim by the Seller or any waiver of any right of material value other than compromises of accounts receivable in the ordinary course of business; (g) any entry by the Seller into any transaction other than in the ordinary course of business; (h) any incurrence by the Seller of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business; (i) any mortgage, pledge, lien, lease, security interest or other charge or encumbrance on any of the assets, tangible or intangible, of the Seller, including equipment, other than Permitted Encumbrances; (j) any Material Adverse Change; (k) a lapse of any trademark, assumed name, trade name, service mark, copyright, or license or any application with respect to the foregoing; (l) the making of any loan, advance or guaranty to or for the benefit of any person except the creation of accounts receivable in the ordinary course of business; (m) any settlement or compromise of any material claim, action, litigation or other dispute (including, but not limited to, federal, state and local tax and environmental-related liabilities, audits, claims, investigations, etc.); (n) any hiring or termination of any senior management level employee; (o) any change to or deviation from the Seller's accounting policies and practices, or the Seller's policies and practices in respect of accounts payable, accounts receivable or other current assets or liabilities of the Seller (including the acceleration of accounts payable or delay of accounts receivable outside the ordinary course of business); or (p) any discharge or satisfaction by the Seller of any lien or encumbrance or payment by the Seller of any obligation or liability (fixed or contingent) other than (i) current liabilities included in the Interim Balance Sheet and (ii) current liabilities incurred since the date of the Interim Balance Sheet in the ordinary course of business. Notwithstanding anything contained herein to the contrary, changes to Seller's business from December 31, 2019, which were the result of COVID-19 are not a violation of this Article and are acknowledged by Buyer.

Section 4.07 Litigation, Etc. Except as set forth on Schedule 4.07 hereto, there has been no subpoena issued by any governmental entity to any Seller and no action, audit, suit, proceeding or investigation is pending or, to the knowledge of the Sellers threatened, relating to or affecting any of the Purchased Assets, the Business or the Seller, or which questions the validity of the Transaction Documents or challenges any of the transactions contemplated hereby or thereby, nor, to the knowledge of the Sellers, is there any basis for any such action, suit, proceeding or investigation.

Section 4.08 Conformity to Law. Except as set forth on Schedule 4.08 hereto, the Seller has complied with, and is in compliance with, all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to it, the Real Property or any of the Purchased Assets (including, without limitation, any labor, Environmental Laws, occupational health, zoning, immigration, import, export or other law, regulation or ordinance).

Section 4.09 Title to Purchased Assets. Except as set forth on Schedule 4.09 hereto, the Seller is in lawful possession of and has a good and valid leasehold estate in and to the Real Estate Leases and the Seller owns or leases the Purchased Assets owned or held by it, and has the full right to sell, convey, transfer, assign and deliver the Purchased Assets owned or held by it, without the need to obtain the consent or approval of any third party. Except for liens described on Schedule 4.09 hereto which secure Indebtedness and which will be discharged at or prior to the Closing, and except for Permitted Encumbrances, all of the Purchased Assets are entirely free and clear of any security interests, liens, claims, charges, options, mortgages, debts, leases (or subleases), conditional sales agreements, title retention agreements, encumbrances of any kind, material defects as to title or restrictions against the transfer or assignment thereof (collectively, "Encumbrances"). At and as of the Closing, the Buyer will have good and valid record and marketable title to all of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 4.10 Real Property and Environmental Matters.

Schedule 4.10(a)(i) hereto sets forth complete and accurate legal descriptions of all real property leased by the Seller (collectively, the "Real Property"). The Seller has delivered to Buyer (or otherwise made available) true, correct, and complete copies of all Real Estate Leases. The Seller does not own and has never owned any real property. Except as set forth in Schedule 4.10(a)(ii), the Seller has never leased or operated on any real property other than the Real Property. Except as disclosed on Schedule 4.10(a)(ii), there are no presently effective guaranties creating any obligations or liabilities on behalf of the Seller or any other Person with respect to the Real Estate Leases. To the best of Seller's knowledge, there are no material defects in any Real Property, as to title or condition, not described on Schedule 4.10(a)(ii) hereto. Schedule 4.10(a)(iii) hereto sets forth the aggregate amount of all security deposits outstanding with respect to the Real Property as of the Closing Date. The Seller has not received any notice that either the whole or any portion of the Real Property is to be condemned, requisitioned or otherwise taken by public authority. The Seller has no knowledge of any public improvements which may result in special assessments against or otherwise affect the Real Property.

The leasehold interests of the Seller are subject to no lien or other encumbrance (other than Permitted Encumbrances) and the Seller is in quiet possession of the properties covered by such leases.

Except as set forth on Schedule 4.10(b) hereto:

The Seller is in full compliance with all Environmental Laws. The Seller has not received any communication from any Person alleging that the Seller is not in compliance with any Environmental Laws, and there are no circumstances or conditions at any properties owned, leased, operated, or used by the Seller or resulting from the Seller's operations that could result in a noncompliance with any Environmental Laws or that may prevent or interfere with full compliance with Environmental Laws in the future. Without in any way limiting the generality of the foregoing, except as specifically identified in Schedule 4.10(b), to the best of Seller's knowledge, there are no aboveground or underground storage tanks located at, on, in or under any property owned, leased, operated, or used by the Seller, there is no asbestos contained in or forming part of any building, building component, structure or office space owned, leased,

operated, or used by the Seller, and no polychlorinated biphenyls (PCBs) or PCB-containing items are used or stored at any property owned, leased, operated or used by the Seller, and the Seller has no any liability for any on-site or off-site locations where the Seller has stored, disposed or arranged for the disposal of Hazardous Materials;

There is no Environmental Claim pending or threatened against the Seller or against any Person whose liability for any Environmental Claim the Seller has retained or assumed either contractually or by operation of law, and all past Environmental Claims have been finally and fully resolved. There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release of any Hazardous Materials that could form the basis of any material Environmental Claim against the Seller, or against any Person whose liability for any material Environmental Claim the Seller has retained or assumed either contractually or by operation of law, or otherwise result in any material costs or liabilities under Environmental Law;

To the extent they exist, the Seller has provided to the Buyer complete and correct copies of all studies, audits, assessments, reports, data, memoranda and investigations, and other information relating to Hazardous Materials or environmental matters pertaining to or the environmental condition of the properties or business of the Seller, or the compliance (or noncompliance) by the Seller with any Environmental Laws; and

Section 4.11 Equipment. Schedule 4.11(a) hereto sets forth a complete and accurate list of all of the Equipment other than items having a book or fair market value individually of less than $5,000.00 The Personal Property Leases listed on Schedule 4.11(b) hereto include all leases by the Seller of any item of personal property used in the Business. The Equipment, and all personal property held by the Seller under the Personal Property Leases, are utilized by the Seller in the ordinary course of business and are in good condition and repair for their present use in the Business.

Section 4.12 Inventories. The Inventories consist solely of, and the Inventories to be purchased by the Buyer hereunder will consist solely of, material and goods of a quality and quantity which are usable, rentable or saleable in the normal course of the businesses carried on by the Seller, or to be carried on by the Buyer, as the case may be, net of any reserve for excessive or obsolete inventories reflected on the Final Closing Statement. The Inventories are adequate for the present needs of the Business, are fairly reflected on the books of account of the Seller, stating items of Inventory at the lower of cost and market value in accordance with GAAP, consistently applied, with adequate allowance for excessive or obsolete inventories. Schedule 4.12 sets forth a complete and accurate list of all of the Inventories.

Section 4.13 Insurance. Schedule 4.13 hereto lists all policies of fire, liability, worker's compensation, life, property and casualty and other insurance owned or held by the Seller. All such policies (a) are in full force and effect, (b) are sufficient for compliance by the Seller with all requirements of law and all agreements to which it is a party, (c) provide that they will remain in full force and effect through the respective dates set forth in such Schedule, and (d) will not, other than in the normal course, in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Seller is not in default with respect to its obligations under any of such insurance policies nor has the Seller received any

notification of cancellation of any such insurance policies. No insurance carrier has denied coverage for any claim asserted by the Seller since January 1, 2018, nor has any insurance carrier declined to provide any coverage to the Seller since January 1, 2018.

Section 4.14 **Contracts.** Schedule 4.14(a) hereto sets forth a complete and accurate list of all contracts in the following categories to which the Seller is a party or by which the Seller is bound or to which the Seller or any of the Purchased Assets are subject (and such Schedule specifies the category into which each such contract falls). As used in this Section 4.14, the word "contract" means and includes every agreement or understanding of any kind, written or oral, which is legally enforceable by or against the Seller, and specifically includes:

contracts and other agreements with any current or former officer, director, employee, consultant or stockholder or any partnership, corporation, joint venture or any other entity in which any such Person has a direct or indirect interest;

contracts with any labor union or association representing any employee of the Seller;

any confidentiality, non-competition or non-solicitation contract with any officer, individual employee, independent contractor or other Person;

contracts relating to the acquisition by the Seller of any operating business or the assets or capital stock of any Person;

contracts, purchase orders and other agreements, the performance of which involve consideration or payments in excess of $10,000, with the customers and suppliers on Schedule 4.19;

contracts containing any "most favored nation" or equivalent right granted by the Seller;

contracts containing any provision or covenant limiting the rights of the Seller to engage in any line of business, to compete with any person, to do business in any geographic area or to solicit any customers or to solicit the employment of or hire any individuals;

contracts and other agreements with any consultant or employee of the Seller or any labor union or association representing any employee;

contracts and other agreements for the provision of services by or to the Seller which involve consideration or payments in excess of $10,000;

bonds or other security agreements provided by any party in connection with the business of the Seller;

contracts and other agreements for the sale of the Seller's assets or properties other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of the Seller's assets or properties;

joint venture, partnership and any other strategic alliance agreements relating to the assets, properties or business of the Seller or by or to which the Seller or any of its assets or properties are bound or subject;

contracts or other agreements under which the Seller agrees to indemnify any party, to pay liquidated damages, or to share tax liability of any party;

any contracts or other agreements with regard to Indebtedness; and

any other contract or other agreement not made in the ordinary course of business.

The Seller has delivered to the Buyer true, correct and complete copies of all such contracts, together with all modifications and supplements thereto. Each of the contracts listed on Schedule 4.14(a) hereto or any of the other Schedules hereto is in full force and effect, the Seller is not in breach of any of the provisions of any such contract, nor, to the knowledge of any Seller, is any other party to any such contract in default thereunder, nor does any event or condition exist which with notice or the passage of time or both would constitute a default thereunder except where any such breach or default shall not have a Material Adverse Change. The Seller has in all material respects performed all obligations required to be performed by it to date under each such contract. Subject to obtaining any necessary consents by the other party or parties to any such contract (the requirement of any such consent being reflected on Schedule 4.14(b) hereto), no contract that is an Purchased Asset includes any provision the effect of which may be to enlarge or accelerate any obligations of the Buyer to be assumed thereunder or give additional rights to any other party thereto or will in any other way be affected by, or terminate or lapse by reason of, the transactions contemplated by any of the Transaction Documents.

Section 4.15 Compensation of and Contracts with Employees. Schedule 4.15 hereto sets forth a complete and accurate list of (a) each employee of the Seller and the rate, character and amount of compensation paid to each such employee for the fiscal year ended December 31, 2019, and (b) the rate, character and amount of compensation paid to each such employee through August 31, 2020. There have been no changes in such compensation since such date. Except as listed in Schedule 4.15 hereto, the Seller does not have an employment agreement, written or oral, with any currently active employee, including any agreement to provide any bonus or benefit to any such employee.

Section 4.16 Employee Benefit Plans.

Except for the arrangements set forth on Schedule 4.16, the Seller does not maintain or contribute to, and has not in the current or preceding four (4) calendar years maintained or contributed to, any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, for the benefit of any director, officer, consultant or employee, including individuals employed through a third party, whether active or terminated, of such Seller. Each of the arrangements set forth on Schedule 4.16 is hereinafter referred to as an "Employee Benefit Plan."

Except as set forth on Schedule 4.16,

there is no pending or threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan or any fiduciary or service provider thereof and there is no basis for any such legal action or proceeding;

no liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation ("PBGC") or any multi-employer plan has been incurred by the Seller or any affiliate thereof (other than insurance premiums satisfied in due course);

no reportable event, or event or condition which presents a material risk of termination by the PBGC, has occurred with respect to any Employee Benefit Plan, or any retirement plan of an affiliate of the Seller, which is subject to Title IV of ERISA;

The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (whether of severance pay or otherwise) becoming due from any Employee Benefit Plan to any current or former manager, director, officer, consultant or employee of the Seller or result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former manager, director, officer, consultant or employee.

No Employee Benefit Plan is a multi-employer plan.

For purposes of this Section 4.16, "multi-employer plan", "party in interest", "current value", "accrued benefit", "reportable event" and "benefit liability" have the same meaning assigned such terms under Sections 3, 4043(b) or 4001(a) of ERISA, and "affiliate" means any entity which under Section 414 of the Code is treated as a single employer with the Seller.

Section 4.17 Labor Relations. Except as set forth on Schedule 4.17 hereto, the Seller is in full compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, and is not engaged in any unfair labor practice. Except as set forth on Schedule 4.17 hereto, there is no charge pending or, to the knowledge of any Seller, threatened against the Seller alleging unlawful discrimination in employment practices before any court or agency and there is no charge of or proceeding with regard to any unfair labor practice against the Seller pending before the National Labor Relations Board. There is no labor strike, dispute, slow-down or work stoppage actually pending or, to the knowledge of any Seller, threatened against or involving the Seller. No one has petitioned within the last three (3) years, and no one is now petitioning, for union representation of the Seller's employees. No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Seller and no claim therefor has been asserted. None of the employees of the Seller are covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Seller. Except as fully described on Schedule 4.17 hereto, the Seller has not experienced any work stoppage during the last five years. The Seller is, and at all times since November 6, 1986, has been, in compliance with the requirements of the Immigration Reform Control Act of 1986 and all similar laws. The Seller has met in all material respects all legal requirements relating to the employment of foreign citizens with respect to each

current or former employee or consultant, including all requirements of I-9, and the Seller has not employed or retained, any Person who was not permitted to work or perform services for the benefit of the Seller in the jurisdiction in which such Person was employed. No work visa or work permit held by a current employee will expire during the six (6) month period beginning on the date hereof. The Seller has complied in all material respects with all legal requirements that could require overtime to be paid to any current or former employee or consultant and except as set forth on Schedule 4.17 no such current or former employee or consultant has ever brought or, to the knowledge of the Sellers, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.

Section 4.18 Trademarks, Patents, Etc. Schedule 4.18 hereto sets forth a complete and accurate list of (a) in part (a) thereof, all patents, trademarks, trade names and copyrights registered in the name of the Seller or for which the Seller has filed any registration application, and all licenses (as licensee or licensor) and other agreements relating thereto, and (b) in part (b) thereof, all written agreements relating to other Intellectual Property which the Seller is licensed or authorized by others to use or which the Seller has licensed or authorized for use by others (other than "shrink wrap" or "click-through" license agreements for mass market software). Except to the extent set forth on Schedule 4.18 hereto, the Seller owns or has the sole and exclusive right to use all Intellectual Property listed on part (a) of Schedule 4.18 hereto, and has the right to use all Intellectual Property used or necessary for the ordinary course of the Business as presently conducted or proposed to be conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such right. No claims have been asserted, and no claims are pending, by any Person regarding the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any license or agreement, and there is no basis for any such claim. To the knowledge of the Sellers, the use by the Seller of such Intellectual Property in the ordinary course of business does not infringe on the rights of any Person. The Seller is in material compliance with all contractual obligations relating to the protection of the Intellectual Property it uses pursuant to license or other agreement. Since January 1, 2016, Seller has not sent written notice to any third party alleging infringement, misappropriation, or misuse of any Intellectual Property or of any Intellectual Property licensed on exclusive terms to the Seller. To the knowledge of the Seller, no third party is currently infringing, misappropriating or misusing or, since January 1, 2017, has infringed, misappropriated or misused any Intellectual Property or any Intellectual Property licensed on exclusive terms to the Seller. To the knowledge of the Sellers, no former or current employee, consultant or contractor is in default or breach of any material term of any non-disclosure agreement assignment of invention agreement or similar agreement relating to the Intellectual Property listed on Schedule 4.18. The Seller owns and possesses the entire right, title and interest in and to all Intellectual Property listed on Schedule 4.18 created or developed by, for or under the direction or supervision of the Seller, and all Persons that have participated in the creation or development of any such Intellectual Property have executed and delivered to the Seller a valid and enforceable agreement (i) providing for the non-disclosure by such Person of any confidential information of the Seller, and (ii) providing for the present assignment by such Person to the Seller of any Intellectual Property arising out of such Person's employment by, engagement by or contract with the Seller.

Section 4.19 Suppliers and Customers. Schedule 4.19(a) hereto sets forth the twenty (20) largest suppliers and twenty (20) largest customers of the Business as of the date

hereof, based on the dollar amount of purchase and sales for the twelve (12) month period ended on December 31, 2019. The relationships of the Seller with such suppliers and customers are good commercial working relationships and, except as set forth on Schedule 4.19(b) hereto, no supplier or customer listed on Schedule 4.19(a) hereto has cancelled or otherwise terminated, or threatened to cancel or otherwise to terminate, its relationship with the Seller or has during the last twelve (12) months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials for use in the Business or its rental, usage or purchase of the services or products of the Seller. To the knowledge of the Sellers, the consummation of the transactions contemplated hereby will not adversely affect the relationship of the Buyer with any such supplier or customer.

Section 4.20 Purchased Assets Complete. The Purchased Assets, when utilized with a labor force substantially similar to that currently employed by the Seller at the Real Property, are adequate and sufficient to conduct the Business as currently conducted by the Seller.

Section 4.21 Accounts Receivable. All Accounts Receivable represent sales made in the ordinary course of business, are valid obligations owing to the Seller and have been collected or are collectible in the aggregate recorded amounts thereof in accordance with their terms, net of the reserve for uncollected amounts to be set forth on the Final Closing Statement.

Section 4.22 No Undisclosed Liabilities. Except for (i) liabilities and obligations included or adequately reserved against in the Interim Financial Statements and (ii) liabilities and obligations incurred in the ordinary course of business since January 1, 2020, neither the Seller nor any of the property or assets of the Seller is subject to any debt, liability or obligation, whether absolute or contingent, known or unknown, liquidated or unliquidated, or due or to become due.

Section 4.23 Taxes. The Seller has duly filed all Tax Returns and reports required to be filed by it. No waiver of any statute of limitations relating to Taxes has been executed or given by the Seller to any taxing authority. All Taxes, assessments, fees and other governmental charges upon the Seller or upon any of their properties, assets, revenues, income and franchises which are owed by the Seller with respect to any period (or portion thereof) ending on or before the Closing Date have been paid, other than those currently payable without penalty or interest which will be accurately reflected on the Final Closing Statement. The Seller has withheld and paid all Taxes required to be withheld or paid in connection with amounts paid or owing to any employee, creditor, independent contractor or third party. No federal Tax Return of the Seller is currently under audit by the IRS, and no other Tax Return of the Seller is currently under audit by any other taxing authority. Neither the IRS nor any other taxing authority is now asserting or threatening to assert against the Seller any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith or any adjustment that would have an adverse effect on the Seller. There are no liens for any Tax on the Purchased Assets, except for Taxes not yet due and payable. The Seller is not a foreign person as defined in Treasury Regulation Section 1.1445 2(b)(2)(i) and will not be subject to withholding under Section 1445 of the Code and the Treasury Regulations promulgated thereunder with respect to the sale of the Purchased Assets.

Section 4.24 Potential Conflicts of Interest. Except as set forth on Schedule 4.24 hereto, the Seller and no current or former officer, director or stockholder of the Seller, nor any affiliate of any such Person, (a) owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of the Seller; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which the Seller is using or the use of which is necessary for the Business; (c) has any cause of action or other claim whatsoever against, or owes any amount to, the Seller, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Employee Benefit Plans and similar matters and agreements.

Section 4.25 Indebtedness. Except for Indebtedness described on Schedule 4.25(a) hereto, the Seller has no Indebtedness outstanding at the date hereof. Except as disclosed on Schedule 4.25(b) hereto, the Seller is not in default with respect to any outstanding Indebtedness or any instrument relating thereto and no such Indebtedness or any instrument or agreement relating thereto purports to limit the issuance of any securities by such Seller or the operation of the business of such Seller. The Seller has furnished to the Buyer complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to (a) any Indebtedness of the Seller, including vehicle financing arrangements, (b) any conditional sale or other title retention agreement with respect to any assets used in the Business, (c) any purchase money mortgage or other agreement securing all or part of the purchase price of property used in the Business, and (d) any capital leases (as defined by GAAP) of any assets used in the Business or in respect of which the Seller is liable as lessee.

Section 4.26 Subsidiaries. The Seller does not have any subsidiaries and does not own or hold, of record and/or beneficially, any shares of any class of the capital stock of any corporation or any legal and/or beneficial interests in any partnerships, limited liability companies, business trusts or joint ventures or in any other unincorporated trade or business enterprises.

Section 4.27 Brokers. Except as set forth on Schedule 4.27 hereto, the Seller has not retained, utilized or been represented by any broker, agent, finder or intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

Section 4.28 Solvency. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Seller. In connection with the transactions contemplated hereby, Seller has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 4.29 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.30 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV (including the related portions of the Disclosure Schedules), neither the Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives (including any information, documents or material delivered or made available to Buyer or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.02 Authority of Buyer. Buyer has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the articles of organization or operating

agreement of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as set forth in Section 5.03 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby and thereby.

Section 5.04 **Brokers**. Any broker, finder or investment banker engaged by the Buyer is entitled to its brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made with any such broker by the Buyer. Seller is not responsible for any such fees or commissions.

Section 5.05 **Solvency**. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.06 **Legal Proceedings**. There are no actions, suits, claims, investigations or other legal proceedings pending or threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.07 **Independent Investigation**. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE IV of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in ARTICLE IV of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VI
COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (a) conduct the Business in the ordinary course of business, including the continuation of the cash management practices in place and (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization and operations and to preserve the rights, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having relationships with the Business.

Section 6.02 Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a "**Schedule Supplement**"). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any intentional inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02(a) have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within two (2) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.

Section 6.03 Confidentiality. Each of Buyer and Seller covenants and agrees to keep confidential any and all information provided to Buyer or Seller pursuant to this Agreement; provided, that the foregoing shall not prohibit any disclosure required by any applicable law (in which case Buyer will provide Seller with the opportunity to review and comment in advance of such disclosure) or to any of its respective attorneys, accountants and/or financial advisors.

Section 6.04 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other parties and their respective Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Without limiting the generality of the Buyer's undertakings pursuant to this Section 6.05, Buyer agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated

by this Agreement as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement. In addition, Buyer shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.

(c) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d) Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 and Section 5.03 of the Disclosure Schedules; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 6.05 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of six years after the Closing, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii) upon reasonable notice, afford the Seller reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the (i) resolution of any claims made by or against or incurred by Buyer after the Closing, (ii) completion of the audit of business as operated by the Seller through the Closing as required under applicable Law or (iii) for any other reasonable purpose, for a period of six years after the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Buyer's Representatives reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.06 where such access would violate any Law.

Section 6.06 Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof. This includes, but is not limited to, Buyer making best efforts to obtain the requisite financing to complete this transaction.

Section 6.07 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement; provided, however, that the Buyer has informed the Seller that (i) under applicable Law the Buyer shall make a public announcement of the signing of the Agreement and file such announcement with the Securities and Exchange Commission via a Form 8-K and (ii) the Buyer shall be sharing information on the Business with prospective sources of financing being pursued by the Buyer.

Section 6.08

Section 6.09 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 6.10 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller or Buyer

when due as is customary. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 6.11 **Name Change.** Within fifteen (15) business days after the Closing the Seller shall amend its corporate charter to change the name to a name that is not in any way similar to "Cougar Express" or within thirty (30) days after the Closing shall commence such steps to dissolve the corporate existence of the Seller.

Section 6.12 **Further Assurances**. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01 **Conditions to Obligations of All Parties**. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

(c) Buyer shall have secured the financing required to pay the cash portion of the Purchase Price to the Seller.

(d) The books and records of the Seller shall be in a format that is auditable by the independent accountants engaged by the Buyer in conformance with auditing standards applicable to entities with equity registered for public trading under the securities laws of the United States.

Section 7.02 **Conditions to Obligations of Buyer**. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in ARTICLE IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(d) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the "**Seller Closing Certificate**").

(e) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(g) Buyer shall have secured the financing required to pay the cash portion of the Purchase Price to the Seller.

(h) Buyer shall have entered into an amendment or assignment to the current lease agreement or a new lease agreement with the Landlord, in either event on terms acceptable to the Buyer, with respect to the Lease on which the Business of the Seller operates and which shall be operated by the Buyer effective as of the Closing Date. Notwithstanding the foregoing, an amendment to or assignment of the current lease or a new lease agreement which contain terms that are substantially similar to the terms of the current Lease shall be deemed to be acceptable to Buyer.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in ARTICLE V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have delivered to Seller the Purchase Price, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(d) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the "**Buyer Closing Certificate**").

(e) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

ARTICLE VIII
TERMINATION

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Seller by the closing date; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Seller , unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Buyer by the closing date ; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Buyer, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(iii) On or before January 5, 2021 Buyer has not secured financing required to deliver the cash portion of the Purchase Price to the Seller.

Section 8.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this ARTICLE VIII, Section 6.04 and ARTICLE IX hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

ARTICLE IX

Section 9.01 Indemnity by the Seller. The Seller agrees to indemnify and hold the Buyer (and its directors, officers, employees and affiliates) (collectively, "Buyer Indemnified Parties") harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including, without limitation, the reasonable fees and expenses of counsel (collectively, the "Losses"), related to or arising directly or indirectly out of any of the following:

- any failure or any material breach by Seller of any representation or warranty, covenant, obligation or undertaking made by Seller in or pursuant to this Agreement (including the Schedules and Exhibits hereto) or any other statement, certificate or other instrument delivered pursuant hereto;

- any claim, liability, obligation or damage with respect to the Excluded Liabilities;

-

- any claims for brokerage commissions asserted as a result of any actions by the Seller or any of their affiliates or any broker or investment banker claiming to represent the Seller.

Section 9.02 Indemnity by the Buyer. The Buyer shall indemnify and hold the Seller (and its directors, officers, employees and affiliates) (collectively, "Seller Indemnified Parties") harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including, without limitation, the reasonable fees and expenses of counsel (collectively, the "Losses"), related to or arising directly or indirectly out of any of the following:

- any failure or any material breach by Buyer of any representation or warranty, covenant, obligation or undertaking made by Buyer in or pursuant to this Agreement (including the Schedules and Exhibits hereto) or any other statement, certificate or other instrument delivered pursuant hereto; and

- any claim, liability, obligation or damage with respect to the Assumed Liabilities.

ARTICLE X
MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	Cougar Express, Inc. P.O. Box 398 Valley Stream, NY 11582 e-mail: rmarie0024@gmail.com
with a copy to:	Markotsis & Lieberman, P.C. 115B Broadway, Suite 2 Hicksville, NY 11801 Attn: Douglas M. Lieberman, Esq. Fax: (516) 935-2260 e-mail: dml@mlesq.com
If to Buyer:	John Mercadante, Jr. Transportation And Logistics Systems, Inc. 5500 Military Trail, Suite 22-357 Jupiter, FL 33458
with a copy to:	

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Buyer may only assign this Agreement to an Affiliate. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE COUNTY OF NASSAU, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13 Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

Section 10.14 Employees. All employees of Seller shall be terminated by Seller effective as of the time of closing and Seller will hold Purchaser harmless from any claims which may be asserted by said employees against Purchaser for their termination. Buyer will offer at-will employment, at closing, to each of the Seller's employees. Those employees who accept Buyer's offer will be paid compensation at an hourly rate or salary equal to what they were earning immediately prior to the closing and will receive credit for their seniority with Seller and substantially equivalent benefits in parity with Seller's other similarly situated employees.

Section 10.15 Covenant Not_To Compete. Seller agrees that Seller and its shareholders shall not establish, open, be engaged in, nor in any manner whatsoever become interested, directly or indirectly, either as owner, partner, agent, shareholder, director, officer, or otherwise, in a business providing transportation and logistics services similar to the Business for a period of five (5) years from the closing date, within a twenty-five (25) mile radius of the business premises. Seller shall also not knowingly solicit any existing customers or hire any existing employees during such period. In the event Buyer defaults under the Promissory Note, such restrictive covenant shall be void and no longer in force or effect.

Section 10.16 Default. In the event of a default in performance of any of a party's obligations, covenants and conditions hereunder after closing, the non-defaulting party shall give the defaulting party written notice of said default pursuant to the notice provisions set forth herein. The defaulting party shall have ten (10) days from service of the Notice to cure said default. In the event the default is not timely cured, the non-defaulting party may, at its option, pursue any legal remedy to recover for the breach and shall be entitled to recover its costs and expenses, including reasonable attorney's fees, incurred in connection therewith.

Section 10.17 Utility Deposits. Seller is entitled to terminate and retain its security deposits with electric, gas, telephone, cable and other utilities, and Buyer shall deposit its own security deposits with such utilities.

Section 10.18 No Waiver. A party's waiver of the other's breach of any obligation pursuant to this Agreement is not a waiver of the obligation itself, or any subsequent breach of it, or of any other obligation herein.

Section 10.19 Training. As a material inducement to enter into this agreement, John Cerrito agrees to remain with Buyer as an independent consultant to train Purchaser for no longer than sixty (60) days after Closing, for a maximum of twenty (20) hours per week, during normal

regular business hours, at no cost to Buyer. Buyer may extend such transition period for up to four (4) weeks, however, Buyer shall pay Mr. Cerrito the sum of $1,000.00 per week for each such extended week (or portion thereof) and Mr. Cerrito shall work for a maximum of twenty (20) hours per week, during normal regular business hours.

Section 10.20 **Counsel Are Attorneys in Fact.** The parties hereto acknowledge that their respective counsel are attorneys in fact for said clients, and the acts, letters and agreements by and between counsel shall be binding upon the parties to this agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Seller:

Cougar Express, Inc.

By____________________

Name: Rosemarie Cerrito

Title: President

Buyer:

Transportation And Logistics Systems, Inc.

By____________________

Name: John Mercadante, Jr.

Title: Chief Executive Officer

TLSS Acquisition, Inc.

By____________________

Name: John Mercadante, Jr.

Title: Chief Executive Officer

As to Paragraph 10.19 only:

____

John Cerrito

Exhibit A

Form of Bill of Sale

Exhibit B

Form of Assignment and Assumption Agreement